newsrelease
CTS CORPORATION  Elkhart, Indiana 46514 574-523-3800

June 11, 2013
FOR RELEASE:  Immediately

CTS CORPORATION ANNOUNCES INITIAL STEPS IN BUSINESS SIMPLIFICATION AND ADDITIONAL STOCK BUYBACK AUTHORIZATION

Elkhart, IN... CTS Corporation (NYSE:  CTS) today announced the following:

Global Footprint Optimization and Restructuring
To improve capacity utilization and operating profit on a go-forward basis, CTS will simplify its global footprint by consolidating manufacturing facilities into existing locations. With fewer manufacturing facilities, this plan still allows the Company sufficient capacity to grow. This process has already started in Singapore and the Company has entered into a period of consultation with employees at its operation located in Glasgow, Scotland.  Additional optimizations are being evaluated along with the implementation of a leaner corporate cost structure.

The costs associated with these actions are expected to be included in a restructuring beginning this quarter. The Company estimates that the pre-tax restructuring charge, assuming all the plans proceed, will total approximately $16 - $20 million, including $10 to $15 million during 2013 and the balance in 2014.  Approximately one-third of the total cost is expected to be non-cash. The anticipated annualized go-forward cost savings from the steps announced today are expected to be in the range of $8 - $10 million once fully implemented in 2014, a portion of which will be realized beginning in the second half of this year.

Kieran O’Sullivan, CEO, commented, “The measures announced today are part of a larger strategic evaluation initiated by the management team earlier this year. These initial actions will improve our manufacturing utilization, increase overall efficiency and better position the Company for more profitable future growth.  We understand that these are very difficult actions for affected employees and their families and we are committed to assisting all impacted individuals.”

Cash Repatriation and Stock Buyback Authorization
The Company will repatriate approximately $30 million to the U.S. from Singapore.  The funds will be used to pay down debt and buyback shares.  While this transfer of funds will have a book tax cost of approximately $0.33 per diluted share, such cost is essentially cash-free due to the availability of net operating loss carryforward. The Board of Directors has authorized the repurchase of up to an additional one million of the Company’s outstanding common shares to supplement the Company’s current stock buyback program. Shares will be purchased from time to time in open-market transactions or otherwise.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, communications, medical, defense and aerospace, industrial and computer markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor
This document contains statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, any financial or other guidance, statements that reflect our current expectations concerning future results and events, and any other statements that are not based solely on historical fact. Forward-looking statements are based on management’s expectations, certain assumptions and currently available information. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on various assumptions as to future events, the occurrence of which necessarily are subject to uncertainties. These forward-looking statements are made subject to certain risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from those presented in the forward-looking statements. Examples of factors that may affect future operating results and financial condition include, but are not limited to: changes in the economy generally and in respect to the businesses in which CTS operates; unanticipated issues in integrating acquisitions; rapid technological change; general market conditions in the automotive, communications, and computer industries, as well as conditions in the industrial, defense and aerospace, and medical markets; reliance on key customers; unanticipated natural disasters or other events; the ability to protect our intellectual property; pricing pressures and demand for our products; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks. Many of these, and other, risks and uncertainties are discussed in further detail in Item 1.A of the Annual Report on Form 10-K. We undertake no obligation to publicly update our forward-looking statements to reflect new information or events or circumstances that arise after the date hereof, including market or industry changes.

Contact:                Thomas A. Kroll, Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone 574-523-3800 FAX 574-293-6146